Exhibit 5.1

Osler, Hoskin & Harcourt LLP
Suite 2500, TransCanada Tower
450 – 1st Street S.W.
Calgary, Alberta, Canada T2P 5H1
403.260.7000 MAIN
403.260.7024 FACSIMILE
Calgary	December 19, 2024

Toronto Montréal Ottawa Vancouver New York	Precision Drilling Corporation
800, 525 – 8th Avenue S.W
Calgary, Alberta
Canada T2P 1G1
Dear Sirs/Mesdames:
Precision Drilling Corporation Amended and Restated Omnibus Equity Incentive Plan and Non-Employee Director Share Unit Plan – Registration Statement on Form S-8

We have acted as Canadian counsel to Precision Drilling Corporation (“Precision”), a corporation amalgamated under the laws of the Province of Alberta, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by Precision on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Precision of (i) an additional 500,000 common shares, no par value, in connection with Precision’s Amended and Restated Omnibus Equity Incentive Plan and (ii) 200,000 common shares, no par value (collectively, the “Shares”), in connection with Precision’s Non-Employee Director Share Unit Plan (together with Precision’s Restated Omnibus Equity Incentive Plan, the “Plans”). This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement and the Plans. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of representatives of Precision.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares are issued in accordance with the terms of the Plans, against any applicable payment therefor, the Shares will be validly issued as fully paid and non-assessable shares of Precision.

This opinion is based upon and limited to the laws of the Province of Alberta and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP